                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             BANCFIRST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

                             BancFirst Corporation
                         101 North Broadway, Suite 200
                         Oklahoma City, Oklahoma 73102


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 24, 1999


To the Stockholders of BancFirst Corporation:


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BancFirst Corporation (the "Company") will be held at the 20th Century Room of the Westin Hotel located at One N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma, on June 24, 1999 at 9:00 a.m. for the following purposes:

1. To elect five directors to serve until the next Annual Meeting and until their successors are elected and have qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   The Board of Directors of the Company has fixed the close of business on June 3, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting.

                                    By Order of the Board of Directors


Oklahoma City, Oklahoma             Sam D. Ott, Vice President and Secretary
June 4, 1999

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                             BancFirst Corporation
                         101 North Broadway, Suite 200
                         Oklahoma City, Oklahoma 73102



                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 24, 1999


   This Proxy Statement is being furnished to the stockholders of BancFirst Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of such corporation for use at its Annual Meeting of Stockholders to be held June 24, 1999, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting dated June 4, 1999. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about June 4, 1999. THE SOLICITATION OF THE ACCOMPANYING PROXY IS MADE BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

   The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation, printing and mailing of this Proxy Statement and all proxy soliciting material which now accompany or may hereafter supplement it. The solicitation will be made by mail; however, proxies also may be solicited by personal interview, telephone and telegram by directors, officers or employees of the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with the number of proxies, proxy material and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses in connection therewith.

   The date of this Proxy Statement is June 4, 1999.

                       VOTING AND REVOCABILITY OF PROXIES

   The close of business on June 3, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 8,172,572 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

   Under the provisions of the Oklahoma General Corporation Act and the Company's Bylaws, a majority of the shares of outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Except as may be specifically required by the Oklahoma General Corporation Act, the Company's Certificate of Incorporation or its Bylaws, and other than the election of directors, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a "Majority Vote") shall be the act of the stockholders. For purposes of determining whether a proposal has received a Majority Vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a Majority Vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

   Common shares represented by properly executed proxies, unless previously revoked, will be voted at the Annual Meeting of Stockholders in accordance with the instructions thereon. If no direction is indicated, such shares will be voted for approval of the matters submitted, and, in connection with any other business that properly may come before such special meeting, such shares shall be voted according to the discretion of the persons named as proxies.

   Any holder of the Common Stock of the Company who executes a proxy has the continuing right to revoke the proxy at any time before it has been voted. Such right may be exercised (i) by delivering written notice of revocation, bearing a later date than the proxy card, to the corporate secretary of the Company; (ii) by delivering to such corporate secretary a duly executed proxy bearing a later date; or (iii) by attending the Annual Meeting and voting in person. Any holder of the Common Stock of the Company may appear and vote at the Annual Meeting, irrespective of whether he has previously given a proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

   Unless otherwise indicated, the following table sets forth information as of June 3, 1999 with respect to any person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock which is the Company's only class of voting securities.


                                                           Amount of
                   Name and Address of                     Beneficial                     Percent
                    Beneficial Owner                       Ownership                      of Class
                    ----------------                       ---------                      --------
David E. Rainbolt
P.O. Box 26788
Oklahoma City, OK  73126                                   3,159,341(1)                   38.66%

BancFirst Corporation Employee Stock
Ownership and Thrift Plan (the "ESOP")
P.O. Box 26883
Oklahoma City, OK  73126-0883                                559,241(2)                    6.84%

Investors Trust Company
P. O. Box 400
Duncan, OK 73534                                             483,114(3)                    5.91%
--------------------------------


(1) Shares shown as beneficially owned by David E. Rainbolt include 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 10,224 shares held by the ESOP and allocated to the account of Mr. Rainbolt.
(2) All of the shares owned by the ESOP are allocated to the accounts of participants, who direct the ESOP trustee as to the voting of such shares.
(3) Investors Trust Company, an Oklahoma-chartered trust company, acts as trustee or co-trustee of various trusts which, in the aggregate, own 483,114 shares. T. H. McCasland, Jr. and John C. Hugon, directors of the Company, are stockholders of Investors Trust Company and serve on its Board of Directors. Any voting or disposition of the Company's Common Stock by Investors Trust Company is determined by its board of directors. No attribution of beneficial ownership of shares included as beneficially owned by Investors Trust Company has been made separately to its board members or owners, all of whom disclaim beneficial ownership of shares in such capacities.

   Because of his position with the Company and his equity ownership therein, Mr. Rainbolt may be deemed to be a "parent" of the Company for purposes of the Securities Act of 1933 (the "Act").

Management

   As of June 3, 1999, the directors and executive officers of the Company as a group (23 persons, including David E. Rainbolt and certain executive officers of the Company's wholly owned subsidiary, BancFirst ("BancFirst" or the "Bank")), beneficially owned 3,824,120 shares of the Company's Common Stock (approximately 46.79%), excluding 31,485 shares represented by presently exercisable options. It is the intent of the directors and executive officers to vote these shares for the nominees to the Board of Directors, as set forth elsewhere in this Proxy Statement.

   The following table sets forth the number of shares of Common Stock owned by
(i) each director of the Company, (ii) each nominee for director, (iii) the five executive officers listed in the Summary Compensation Table (each of whom is also a director) and (iv) all directors and executive officers of the Company as a group, together with the percentage of outstanding Common Stock owned by each.

                                                                                                Percent
                                                                    Amount of                     of
                                                              Beneficial Ownership               Class
                                                              --------------------               -----
   Marion C. Bauman......................................                ---                       ---
   C. L. Craig, Jr.......................................             235,441(1)                  2.88%
   Jim Daniel............................................                 300                       *
   K. Gordon Greer.......................................              21,660(2)                  0.26%
   Robert A. Gregory.....................................              14,349(3)                  0.18%
   John T. Hannah........................................                 351                        *
   John C. Hugon.........................................              46,317                      .57%
   J. R. Hutchens, Jr....................................              60,000(4)                   .73%
   William O. Johnstone..................................               2,000                      .02%
   J. Ralph McCalmont....................................             134,926(5)                  1.65%
   T. H. McCasland, Jr...................................               2,597(6)                   .03%
   Melvin Moran..........................................              90,356(7)                  1.11%
   Paul B. Odom, Jr......................................                 ---                       ---
   David E. Rainbolt.....................................           3,159,341(8)                 38.66%
   H. E. Rainbolt........................................              26,294(9)                  0.32%
   Joe T. Shockley, Jr...................................               3,570(10)                 0.04%
   All directors and executive officers as a group
   (23 persons)..........................................           3,855,605                    46.99%
----------------------------------------------

       *  Less than .01%.
      (1) Of such shares, 983 shares are owned directly by Mr. Craig and 234,458 shares are deemed to be beneficially owned by Mr. Craig as a co-trustee of The Cleo L. Craig Trust (38,487 Shares) and The Cleo L. Craig Grandchildrens Trust (195,971 Shares).
      (2) Includes 240 shares held by the ESOP and 20,000 shares subject to exercisable options.
      (3) Includes 4,194 shares held by the ESOP and 10,155 shares subject to exercisable options.
      (4) Shares are held jointly with Mr. Hutchens' wife.

      (5) Includes 17,420 shares held by the ESOP.
      (6) 1,742 Shares are owned directly by Mr. McCasland and 855 shares are deemed beneficially owned by Mr. McCasland as co-trustee of The Diane Mauer Trust, the beneficiary of which is an immediate family member of Mr. McCasland.
      (7) Includes 45,000 shares held directly by Mr. Moran's wife.
      (8) Shares shown as beneficially owned by David E. Rainbolt include 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 10,224 shares held by the ESOP and allocated to the account of Mr. Rainbolt.
      (9) Shares are held by the ESOP and allocated to the account of Mr. Rainbolt.
     (10) Includes 370 shares held by the ESOP.

                             ELECTION OF DIRECTORS

      Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the number of directors shall not be less than three nor more than 25; currently, the Board of Directors consists of 16 directors. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated C. L. Craig, Jr., John
T. Hannah, John C. Hugon, J. Ralph McCalmont and Joe T. Shockley, Jr. for election as Class I directors, with terms expiring at the Annual Meeting of Stockholders to be held in 2002 or until their successors are elected and qualified. All of the nominees with the exception of Mr. Hugon are incumbents whose current terms commenced upon their election by the stockholders of the Company on June 15, 1998. Mr. Hugon was elected to the Board of Directors in October 1998 as a result of the merger of AmQuest Financial Corp. (of which he was then a director) with and into the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2000 or 2001 annual meeting, as the case may be.

      The Board of Directors recommends a vote "FOR" the nominees for election to the Board of Directors for the terms so specified.

      Subject to a quorum, the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Abstentions and broker non-votes have no effect on determination of plurality except to the extent that they affect the total votes received by any particular candidate.

      It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the nominees. The Board of Directors expects that the nominees will be available for election but, in the event that nominee are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees.

   The information below and the section entitled "Security Ownership of Certain Beneficial Owners and Management" provide certain information about each nominee based on data submitted by such persons, including the principal occupation of such person for at least the last five years and any public company directorships held by such person:

                                                                                                            Year First
                                                                                                            Elected
     Name (Age)              Business Experience During Past 5 Years and Other Information                  Director
     ----------              -------------------------------------------------------------                  -------
Nominees to Serve for a Three-Year Term Expiring in 2002 (Class I)

C. L. Craig, Jr., 54         Mr. Craig served as Chairman of the Board of Directors of Lawton                  1998
                             Security Bancshares, Inc. from 1983 until May 1998, when Lawton
                             Security Bancshares, Inc. was merged with and into the Company.

John T. Hannah, 77           Mr. Hannah served as Chairman of the Board of City Bank, Muskogee,                1986
                             Oklahoma from July 1973 to April 1989, and was Vice President and a director of First National Bank, Muskogee, from 1940 to 1973.

John C. Hugon, 44            Mr. Hugon has been in the banking industry since 1979.  From 1986 to              1998
                             1998, he was a director of AmQuest Financial Corp., a multi-bank holding company headquartered in Duncan, Oklahoma; he served as
                             President of AmQuest from 1986 to 1991.  Since 1991, Mr. Hugon has also served as President and a director of Parkview Management Co.,
                             L.L.C., a privately-owned real estate management and investment company and, since 1985, he has served as a director of Investors
                             Trust Company, an Oklahoma-chartered trust company.

J. Ralph McCalmont, 63       Mr. McCalmont has been a director and Vice Chairman of the Company                1984
                             since July 1984.  He was Chairman of The First National Bank,
                             Guthrie, Oklahoma from February 1974 to April 1989.

Joe T. Shockley, Jr., 47     Mr. Shockley has been a director of the Company since May 1996 and                1996
                             has been a director of the Bank and Executive Vice President and
                             Chief Financial Officer of the Company since March 1996.  From 1991 until 1996, Mr. Shockley served as Chief Financial Officer and
                             President, Tulsa Region, of Boatmen's First National Bank of Oklahoma.

Continuing Directors-Terms Expiring in 2000 (Class II)

Jim Daniel, 59               Mr. Daniel has been in the banking industry since 1964, having served             1998
                             in various executive offices at Friendly Bank, Oklahoma City,
                             Oklahoma from 1964 to 1972, and as its President and Chief Executive
                             Officer from 1972 to 1994.  From 1994 to 1997, he was President,
                             Chief Executive Officer and Chairman of the Board of Directors of
                             Bank One Oklahoma Corporation.  Mr. Daniel has been Vice Chairman of the Bank's Board of Directors since November 1997.  Mr. Daniel is
                             Chairman-Elect of Integris Health, Inc., a not-for-profit corporation which owns and operates 15 hospitals and numerous other healthcare facilities in Oklahoma.

                                                                                                             Year First
                                                                                                             Elected
     Name (Age)              Business Experience During Past 5 Years and Other Information                   Director
     ----------              -------------------------------------------------------------                   -------
Robert A. Gregory, 63        Mr. Gregory has been a director and Vice Chairman of the Company, and             1995
                             Chief Credit Officer of the Bank, since July 1995.  He was a Regional
                             Executive of the Bank and also President of BancFirst Oklahoma City from 1989 to June 1995.  He was Executive Vice President of Liberty
                             National Bank & Trust Company of Oklahoma City from 1979 to March
                             1989.

J. R. Hutchens, Jr., 71      Mr. Hutchens has been a director of the Company since August 1984.                1984
                             From 1948 to 1995, he was President of Hutchens Oil Company, a
                             privately-owned oil and gas company.  Since 1995, Mr. Hutchens has owned and operated Watts Oil Co., a wholesale oil distributor.

T. H. McCasland, Jr., 65     Since 1982, Mr. McCasland has served in various executive offices of              1998
                             Mack Energy Co., a privately-held oil and gas exploration company; he currently serves such company as Chief Executive Officer.  For at least the last five years and until October 1998, Mr. McCasland was a director of AmQuest Financial Corp., at which time AmQuest was merged with and into the Company.  Mr. McCasland presently serves as
                             President and Chairman of the Board of Investors Trust Company.

Paul B. Odom, Jr., 70        Since 1950, Mr. Odom has been involved in commercial and residential              1998
                             land development and property management through P. B. Odom
                             Enterprises, Inc.  He has served on the Board of Directors of
                             Stockyards Bank, Friendly Bank and Central Bank, all located in
                             Oklahoma City, Oklahoma, as well as Bank One of Oklahoma City and its holding company, Bank One Oklahoma Corporation.

H. E. Rainbolt, 70           Mr. Rainbolt has been Chairman of the Board of Directors of the                   1984
                             Company since July 1984 and was its President and Chief Executive
                             Officer from July 1984 to December 1991.  Since January 1996, Mr.
                             Rainbolt has served as a director of Sonic Corp.  H. E. Rainbolt is the father of David Rainbolt.  Since 1997, Mr. Rainbolt has been a partner of Intersouth Partners IV, a privately-owned venture capital fund.

Continuing Directors-Terms Expiring in 2001 (ClasS III)

Marion C. Bauman, 56         Mr. Bauman has engaged in the practice of law since 1977 and since                1998
                             1998 has been a partner of Craig, Ledgerwood & Bauman, a law firm located in Norman, Oklahoma which specializes in banking and tax matters.  From time to time Mr. Bauman and/or the law firms with which he has been affiliated have performed legal services for the
                             Company.

                                                                                                            Year First
                                                                                                            Elected
     Name (Age)              Business Experience During Past 5 Years and Other Information                  Director
     ----------              -------------------------------------------------------------                  -------
K. Gordon Greer, 62          Mr. Greer has been a director and Vice Chairman of the Company since              1997
                             May 1997 and a director and Vice Chairman of the Bank since December
                             1996.  He was Chairman and Chief Executive Officer of Bank IV, N.A.
                             of Wichita, Kansas from 1989 to 1996.  He was also Chairman of First
                             National Bank of Tulsa, Oklahoma from 1984 to 1989 and President of
                             Liberty National Bank & Trust Company of Oklahoma City from 1976 to
                             1984.  Mr. Greer currently is Chairman of the Executive Committee of the Board of Directors.

William O. Johnstone, 51     Mr. Johnstone has been a director and Vice Chairman of the Company                1996
                             since May 1996 and has been a director and Vice Chairman of the Bank since March 1996.  From 1985 until March 1996, Mr. Johnstone served as President and Chairman of the Board of Directors of City
                             Bankshares, Inc. and its subsidiary, City Bank, Oklahoma City,
                             Oklahoma.  Since 1996, he has served as Chairman and Chief Executive
                             Officer of C-Teq, Inc., a privately-held corporation which provides data processing services to financial institutions.

Melvin Moran, 68             Mr. Moran has been a director of the Company since August 1984.  He               1984
                             has been involved in the oil and gas industry for over 40 years and, since 1982, has been managing partner of Moran-K Oil.  Since 1980 he has also been a managing partner of Moran Oil Enterprises.  Both
                             Moran-K Oil and Moran Oil Enterprises are privately-held oil and gas production companies.

David E. Rainbolt, 43        Mr. Rainbolt has been a director of the Company since July 1984.  He              1984
                             has been President and Chief Executive Officer of the Company since
                             January 1992 and was Executive Vice President and Chief Financial
                             Officer of the Company from July 1984 to December 1991.  Since
                             January 1997, Mr. Rainbolt has served as a director of ZymeTx Corp., a publicly-held biotechnology company.

Executive Officers

   The executive officers of the Company (including certain executive officers of the Bank), other than those listed above as nominees for directors, are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

                                Officer
      Name               Age     Since                            Position
      ----               ---     -----                            --------
Roy C. Ferguson           52     1992        Regional Executive, BancFirst and Member, Senior Credit
                                             Committee

Randy P. Foraker          43     1987        Senior Vice President and Controller, Treasurer and
                                             Assistant Secretary

D. Jay Hannah             43     1994        Executive Vice President of Financial Services, BancFirst,
                                             and Member of Administrative Committee

Dennis Murphy             45     1989        Senior Vice President, Internal Audit

Robert M. Neville         43     1986        Senior Vice President, Investments

                                Officer
      Name                 Age   Since                   Position
      ----                 ---   -----                   --------
Dale E. Petersen           48     1984   Executive Vice President of Asset
                                          Quality, BancFirst

J. Michael Rogers          55     1986   Senior Vice President, Human Resources

Board of Directors and Committees

   The Board of Directors met 12 times during 1998. No director attended fewer than 75% of all meetings of the Board of Directors and committees on which they served.

   The Board of Directors has standing an Audit Committee, an Executive Committee and a Compensation Committee. The Bank's Board of Directors has standing an Administrative Committee which also reports to the Board of Directors of the Company.

   The Audit Committee of the Company also serves as the Audit Committee of the Bank. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent auditor is engaged to conduct the annual examination and the Audit Committee meets with the independent auditor to discuss the scope and results of the examination. Additionally, the Internal Auditor of the Bank reports to the Audit Committee. During 1998, the Audit Committee was composed of John T. Hannah, J. R. Hutchens, Jr. and Melvin Moran (Chairman), and met four times.

   The Executive Committee has the authority to exercise all the powers of the Board of Directors during the intervals between full Board meetings, except the power to amend the Bylaws, and determines compensation with respect to all executive officers other than the officers comprising the Executive Committee. Members of the Executive Committee in 1998 were Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt. The Executive Committee met 11 times during 1998.

   The Administrative Committee, which is a management committee of the Bank comprised of certain of its executive officers (all but three whom are also directors and executive officers of the Company), advises and assists the Board of Directors in all matters concerning the management of the Company's business. During 1998, the members of the Administrative Committee were D. Jay Hannah, J. Ralph McCalmont, Dennis Murphy, Dale E. Peterson, David E. Rainbolt (Chairman),
H. E. Rainbolt and Joe T. Shockley, Jr. The Administrative Committee met 12 times.

   The Compensation Committee of the Company was established to review the propriety of executive officer compensation with respect to executive officers who are also members of the Executive Committee. During 1998, the Compensation Committee was composed of John T. Hannah, J. R. Hutchens, Jr., William O. Johnstone, Melvin Moran and H. E. Rainbolt (Chairman). The Compensation Committee met once during 1998 to review the compensation of the members of the Executive Committee, although it operated on an informal basis throughout the year through discussions and actions at regular Board meetings and through conversations with management and the other directors.

   The Board of Directors as a whole administers the BancFirst Corporation Stock Option Plan (the "Stock Option Plan").

   A report from the Compensation Committee, the Executive Committee and the Board of Directors is presented under "Compensation of Directors and Executive Officers-Report of the Compensation Committee, the Executive Committee and the Board of Directors on Executive Compensation."

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and certain officers of the Company to file reports with the Commission reflecting transactions by such persons in the Company's Common Stock. During and with respect to 1998, to the knowledge of the Company or based on information provided by such persons to the Company, all officers, directors and beneficial owners of more than 10% of the Common Stock of the Company subject to such filing requirements fully complied with such requirements, except as set forth below.

   A Form 4 "Statement of Changes in Beneficial Ownership" for J. R. Hutchens, Jr., a member of the Board of Directors, reporting one transaction, was filed late. A Form 4 "Statement of Changes in Beneficial Ownership" for Joe T. Shockley, Jr., Executive Vice President and Chief Financial Officer and a member of the Board of Directors, reporting a stock option grant, was filed late.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

   The following table sets forth certain information with respect to annual and other compensation paid or awarded to the Company's Chief Executive Officer and its four most highly compensated executive officers (including certain executive officers of the Bank) other than the Chief Executive Officer (each, a "Named Executive Officer" and collectively, the "Named Executive Officers"), for or with respect to the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                          Annual                 Long-Term
                                                                       Compensation             Compensation
                                                                  ------------------------    ----------------
                                                                                                 Securities
                                                  FIscal                                         Underlying         All Other
       Name and Principal Position                 Year            Salary          Bonus          Options          Compensation
       ---------------------------                 ----            ------          -----          -------          ------------
David E. Rainbolt                                  1998           $175,000        $35,000             --           $12,266 /(1)/
     President and Chief Executive Officer         1997            170,000         34,000             --            11,150 /(1)/
                                                   1996            160,000         25,000             --             9,752 /(1)/

H. E. Rainbolt                                     1998            125,000         25,000             --            22,580 /(2)/
     Chairman of the Board of Directors            1997            125,000         25,000             --            22,935 /(2)/
                                                   1996            150,000         30,000             --            23,154 /(2)/

Jim Daniel                                         1998            200,000         30,000             --                --
     Vice Chairman                                 1997             15,385             --         30,000                --

K. Gordon Greer                                    1998            124,000         24,800             --            11,101 /(1)/
     Vice Chairman                                 1997            120,000         24,000             --            68,498 /(3)/
                                                   1996                 --             --         30,000                --

Robert A. Gregory                                  1998            150,000         30,000             --            12,266 /(1)/
     Vice Chairman                                 1997            145,000         29,000             --            11,150 /(1)/
                                                   1996            140,000         28,000         10,000             9,750 /(1)/

_____________________

(1) Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer.
(2) Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer of $9,200, $9,055 and $8,909 for 1998, 1997 and 1996, respectively, and the increase in cash value in excess of premiums paid by the Company on a split-dollar life insurance policy of $13,380, $13,880 and $14,245, respectively.

(3) Consists of payments made on behalf of the Named Executive Officer with respect to club membership dues and real estate commissions payable in connection with the sale of a residence.

Option Grants

     No stock options were granted during the year ended December 31, 1998 to the Named Executive Officers.

Fiscal Year End Option Values

     The following table sets forth certain information regarding outstanding options granted under the Stock Option Plan and held by the Named Executive Officers on December 31, 1998. For the purposes of this table, the "value" of an option is the difference between the market value at December 31, 1998 of the shares of Common Stock subject to the option and the aggregate exercise price of such option.

     During 1998, none of the Named Executive Officers exercised any options, nor were any outstanding options repriced by the Company.

                                                                              Number of                  Value of Unexercised
                                                                        Unexercised Options at         In-the-Money Options at
                                                                          December 31, 1998             December 31, 1998 /(2)/
                                                                     ----------------------------    ----------------------------
                                          Option        Value
                 Name                    Exercises   Received /(1)/  Exercisable    Unexercisable    Exercisable    Unexercisable
                 ----                    ---------   --------        -----------    -------------    -----------    -------------
David E. Rainbolt.....................          --   $     --                --               --      $      --       $      --

H. E. Rainbolt........................          --         --            20,000               --        587,500              --

Jim Daniel............................          --         --                --           30,000             --          90,000

K. Gordon Greer.......................          --         --            20,000           10,000        205,000         102,500

Robert A. Gregory.....................          --         --            13,750           11,250        403,906         195,469

___________________

(1) Value received is the difference between the fair market value at the repurchase date and the aggregate exercise price of the repurchased option.
(2) Based on the December 31, 1998 closing price of the Company's Common Stock of $35.875.

Compensation of Directors

     Each member of the Board of Directors receives a fee of $500 per regular quarterly meeting.

Compensation Committee Interlocks and Insider Participation

     During 1998, the Compensation Committee shared responsibility with the Executive Committee for the development and implementation of the Company's executive compensation policies. The Executive Committee had responsibility for determining the compensation of all executive officers other than the members of the Executive Committee itself, the compensation for whom is determined by the Compensation Committee. During 1998, the Executive Committee was composed of Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and
H. E. Rainbolt, all of whom are directors and executive officers of the Company. During such period, the Compensation Committee was composed of John T. Hannah,
J. R. Hutchens, Jr. and Melvin Moran, none of whom are officers or employees of the Company or its subsidiaries, and H. E. Rainbolt, Chairman of the Board of Directors of the Company, and William O. Johnstone, Vice Chairman.

   The Company purchases supplies and services from certain companies owned by Pickard Limited Partnership, a family partnership of which David E. Rainbolt is the general partner, and H. E. Rainbolt is a limited partner. During 1998, the Company's purchases of supplies, furniture and equipment from such entities totaled approximately $237,000. The Company also sold credit life and credit accident and health insurance policies for one of these companies. The Company retained a 40% commission for such sales, which is the maximum amount permitted by law, and remitted net premiums totaling approximately $706,000 for 1998.

Report of the Compensation Committee, the Executive Committee and the Board of Directors On Executive Compensation

   The report of the Compensation Committee, the Executive Committee and the Board of Directors appearing below and the information herein under "Company Performance" shall not be deemed "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Act or the Exchange Act.

To our Stockholders:

   During 1998 the Compensation Committee of the Board of Directors was comprised of John T. Hannah, J. R. Hutchens, Jr., Melvin Moran, William O. Johnstone and H. E. Rainbolt (Chairman). With the exception of H. E. Rainbolt and William O. Johnstone, all members of the Compensation Committee are nonemployee directors of the Company. The Compensation Committee has primary responsibility for determining the compensation of those executive officers who are members of the Executive Committee, which includes the Chief Executive Officer. During 1998, the Executive Committee had primary responsibility for determining the compensation of all other executive officers. During 1998 the Executive Committee was comprised of were Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt.

   The executive compensation policy of the Company is to provide a compensation program that will attract, motivate and retain the high-caliber executives necessary to achieve the Company's business strategies, while at the same time ensuring that an appropriate relationship exists between executive compensation and the creation of stockholder values. Each of the Compensation Committee and the Executive Committee applies this philosophy in determining the compensation of the Company's executive officers with respect to salary, bonuses and stock options.

   Each compensation element supports the Company's mission, values and culture. The compensation principles that link the individual elements into an integrated compensation strategy are as follows: (i) competitive compensation within industry and peer companies; (ii) individual compensation correlated with personal performance and stockholder value creation; and (iii) a compensation structure that directly aligns the executives with the interests and concerns of stockholders. Additionally, the Compensation Committee and the Executive Committee consider each executive officer's level of responsibility in setting executive compensation, meaning that the Company pays greater compensation to persons having higher levels of responsibility.

   The Company's executive officers are paid base salaries that the Compensation Committee and the Executive Committee have determined to be fair for their assigned responsibilities in comparison with similar positions in other public companies in the banking industry. The Compensation Committee and the Executive Committee make these comparisons in an effort to determine whether the Company's executive compensation is reasonable and remains competitive enough to allow the Company to retain skilled executives. The Compensation Committee and the Executive Committee believe that the compensation paid to the Company's executive officers is in the median range of compensation of executive officers of companies to which these comparisons are made. In addition to making such comparisons and considering levels of responsibility, the Compensation Committee and the Executive Committee consider individual performance and the Company's performance in terms of stock price, earnings and cash flow. However, the determination of base salaries is not strictly tied to performance criteria, and in determining base salary levels, the Company believes that it affords approximately equal weight to each of the factors described herein.

   The Company's executive officers, including the Chief Executive Officer, participate in an Incentive Bonus Program. Bonus amounts earned are based on the attainment of budgeted earnings and asset quality goals, and can be in amounts of up to 20% of the executive officer's base salary, depending upon an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer's contribution thereto. Individual goals in each case are established by the Chief Executive Officer in consultation with the particular executive concerned and with the Executive Committee.

   The Company's executive officers also are eligible to participate in the Company's Stock Option Plan. Stock options provide executives the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock's value, thereby aligning their interests with those of the stockholders. The Plan currently is administered by the Board of Directors. In determining option grants, the Board does not take into account the amount and value of options currently held, and the Company does not have a target ownership level of equity holdings by its executives. During 1998, stock options for 110,500 shares were granted to employees of the Company, at exercise prices of $33.50 to $40.00 per share (the fair market value of the Common Stock on the dates of grant). No stock options were granted to any of the Named Executive Officers in 1998

   The Compensation Committee believes that the compensation paid to David E. Rainbolt, the Company's President and Chief Executive Officer, is in the median range of compensation of the chief executive officers of companies to which the comparisons are made. For 1998, the base salary of the Chief Executive Officer was set at $175,000, an increase of $5,000 over the 1997 base salary. Mr. Rainbolt also received a bonus of $35,000 in 1998. In making decisions regarding CEO compensation, the Compensation Committee took into account results of operations of the Company, conditions in the banking industry as a whole and Mr. Rainbolt's contributions to the Company.

   The Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to the Company for the fiscal year ended December 31, 1998. However, the Compensation Committee and the Administrative Committee intend to monitor executive compensation levels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Compensation Committee and the Administrative Committee will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

This report is respectfully submitted by the members of the Compensation Committee, the Executive Committee and the Board of Directors:

Compensation Committee:  Executive Committee:  Board of Directors:
John T. Hannah           Jim Daniel            Marion C. Bauman     William O. Johnstone
J. R. Hutchens, Jr.      K. Gordon Greer       C. L. Craig, Jr.     J. Ralph McCalmont
William O. Johnstone     Robert A. Gregory     Jim Daniel           T. H. McCasland, Jr.
Melvin Moran             David E. Rainbolt     K. Gordon Greer      Melvin Moran
H. E. Rainbolt           H. E. Rainbolt        Robert A. Gregory    Paul B. Odom, Jr.
                                               John T. Hannah       David E. Rainbolt
                                               John C. Hugon        H. E. Rainbolt
                                               J. R. Hutchens, Jr.  Joe T. Shockley, Jr.

Company Performance

   Presented below is a line graph which compares the percentage change in the cumulative total return on the Company's Common Stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stocks Index, both as compiled by the University of Chicago Center for Research in Security Price ("CRSP"). The period presented is from April 1, 1993, the date of the Company's initial public offering of its Common Stock, through December 31, 1998. The graph assumes an investment on April 1, 1993 of $100 in the Company's Common Stock and in each index, and that any dividends were reinvested. The values presented for each quarter during the period represent the cumulative market values of the respective investments.

FIRST CORPORATION
 COMPANY PERFORMANCE GRAPH DATA

                           NASDAQ    NASDAQ
     MONTH          HFC    BANKS     MARKET
     -----          ---    -----     ------
3/93                100       100       100
6/93                105  96.64205  101.9143
9/93           108.3849  105.6412  110.5042
12/93          96.75732  103.0686  112.6769
3/94           91.80953  101.8217  107.9414
6/94           109.4083  109.9115  102.8947
9/94           101.9475  111.1298  111.4165
12/94          98.66302  102.6935  110.1439
3/95           103.7533  112.4314  120.0893
6/95           102.1488  124.1308  137.3655
9/95           126.5167  140.1163  153.9116
12/95            124.91  152.9366  155.7826
3/96           145.9615  158.9607  163.0422
6/96           144.3629  161.5994  176.3481
9/96           164.5977  178.8139  182.5948
12/98          183.1619    201.92  191.5575
3/97           196.7124  217.0675  181.1766
6/97            225.409  252.5888   214.386
9/97           222.1432  297.8984  250.6381
12/97          226.4524  338.0835   235.021
3/98           267.8439  387.4022  274.9908
6/98           313.4672  350.5735  282.9533
9/98           246.1491  295.6733  256.1605
12/98          242.0522  334.8721  330.3788

                         TRANSACTIONS WITH MANAGEMENT

   BancFirst has made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

   Marion C. Bauman, a director of the Company, is a partner of Ledgerwood & Bauman, a law firm located in Norman, Oklahoma which specializes in banking and tax matters. From time to time Mr. Bauman and/or his firm has performed legal services for the Company.

                            INDEPENDENT ACCOUNTANTS

   The Board of Directors has not yet selected the independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999. The Audit Committee is soliciting proposals for the provision of audit services and, after review of such proposals, the Audit Committee will make its recommendation to the Board regarding the appointment of independent accountants for the 1999 fiscal year.

   PricewaterhouseCoopers LLP is the accounting firm that examined and reported on the Company's financial statements for the last fiscal year. It is expected that representatives of the firm will be present at the Annual Meeting to answer appropriate questions directed to them.

                                 ANNUAL REPORT

   The Company's Annual Report to Stockholders for the year ended December 31, 1998 was mailed to stockholders on or about May 14, 1999. No parts of the Annual Report are incorporated by reference into this Proxy Statement and the Annual Report is not deemed to be a part of the proxy soliciting material.

   The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (other than the exhibits thereto) is available upon written request without charge. Such requests should be directed to: Randy Foraker, Senior Vice President and Controller, Bancfirst Corporation, 101 North Broadway, Suite 200, Oklahoma City, Oklahoma 73102.

                           PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders will be considered by the Board of Directors if the written proposal, complying with the requirements established by the Commission, is received at the Company's principal executive offices at 101 North Broadway, Suite 200, Oklahoma City, Oklahoma 73102, no later than February 23, 2000.

                                 OTHER MATTERS

   The management of BancFirst does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board of Directors.

                             BANCFIRST CORPORATION
                            Oklahoma City, Oklahoma

                         PROXY/VOTING INSTRUCTION CARD

  This proxy is solicited on behalf of the Board of Directors for the Annual
                           Meeting on June 24, 1999.

     The undersigned hereby appoints David E. Rainbolt and Randy P. Foraker as Proxies, each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to represent and vote all shares of Common Stock of the undersigned of BancFirst Corporation ("Company"), an Oklahoma corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the 20th Century Room of the Westin Hotel at One N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102, on
P Thursday, June 24, 1999, at 9:00 a.m., and at any and all adjournments thereof as follows:

     1.   Election of Class I directors:

R         [_]  FOR all nominees listed below (except as marked to the contrary below).

          [_]  WITHHOLD AUTHORITY to vote for all nominees listed below.

O C. L. Craig, Jr., John T. Hannah, John C. Hugon, J. Ralph McCalmont, And Joe T. Shockley, Jr. Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

X ______________________________________________________________________________

     Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage paid envelop.

Y    Change of Address and/or Comments: ________________________________________

  ______________________________________________________________________________

     (If you have written in the above space, please mark the "Comments"
                       box on the reverse of this card.)

[X]  Please mark your votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy also provides voting instructions for shares of Common Stock held in the BancFirst Corporation Employee Stock Ownership and Thrift Plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on June 24, 1999, and the Proxy Statement furnished therewith.

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

[_]  Change of Address and Comments on Reverse Side

                                   _____________________________________________
                                   _____________________________________________
                                    SIGNATURE(S)                       DATE

                                   Please date, sign exactly as name appears herein, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person.
                                   In the case of joint ownership, each joint owner must sign.